TBPELS REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294 TELEPHONE (713) 651-9191

EXHIBIT 23.2

May 29, 2026

Mr. Tim Nicholson

Kosmos Energy, LLC

8176 Park Lane, Suite 500

Dallas, Texas 75231

We hereby consent to the reference of our firm and to the use of our reports of the Greater Jubilee, TEN, Ceiba, Okume, Greater Tortue, and Gulf of America Project Areas effective December 31, 2025 and dated February 6, 2026, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities Exchange Commission on March 2, 2026, incorporated by reference in this Form S-8 Registration Statement of Kosmos Energy Ltd.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

SUITE 2800, 350 7TH AVENUE, S.W., CALGARY, ALBERTA T2P 3N9 TEL (403) 262-2799

633 17TH STREET, SUITE 1700 DENVER, COLORADO 80202 TEL (303) 339-8110